EXHIBIT 99.4

704,234,180 SHARES OF COMMON STOCK OF
FLAGSTAR BANCORP, INC.
ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

THE RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M. NEW YORK CITY TIME ON JANUARY 25, 2010 UNLESS EXTENDED.

December 30, 2009

To: Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Flagstar Bancorp, Inc. (the “Company”) of up to an aggregate of 704,234,180 shares of Common Stock, par value $0.01 per share (“Common Stock”), pursuant to the exercise of subscription rights (“Subscription Rights”) distributed to all holders of record of shares of Common Stock of the Company, as of the close of business on December 24, 2009 (the “Record Date”). The Subscription Rights are described in the enclosed prospectus supplement and the accompanying base prospectus (collectively, the “Prospectus”) and evidenced by a subscription rights certificate registered in your name or in the name of your nominee.

Shareholders will receive 1.5023 Subscription Rights for each share of Common Stock owned as of the Record Date. Shareholders will not receive any fractional rights, instead fractional subscription rights will be rounded up to the next largest whole number. Each Subscription Right will entitle shareholders to purchase one share of Common Stock (the “Basic Subscription Privilege”) at the cash price of $0.71 per share (the “Subscription Price”). In addition, each holder of Subscription Rights that exercises its Basic Subscription Privilege in full will be eligible to subscribe (the “Over-Subscription Privilege”) at the same Subscription Price of $0.71 per share, for additional shares of Common Stock up to the number of shares for which such holder subscribed under his Basic Subscription Privilege on a pro rata basis if any shares are not purchased by other holders of the subscription rights under their Basic Subscription Privilege as of the expiration date (the “Excess Shares”). “Pro rata” means in proportion to the number of shares of Common Stock that the subscription rights holders who have exercised their Basic Subscription Privileges on their Common Stock holdings have requested to purchase pursuant to the Over-Subscription Privilege. Each holder of Subscription Rights may only exercise such holder’s Over-Subscription Privilege if such holder exercised the holder’s Basic Subscription Privilege in full and other holders of Subscription Rights do not exercise their Basic Subscription Privileges in full. If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the remaining Excess Shares pro rata among those Subscription Rights holders who exercised their Over-Subscription Privileges. For the purposes of determining their eligibility for the Over-Subscription Privilege, holders will be deemed to have exercised their Basic Subscription Privilege in full if they subscribe for the maximum number of shares available under their Basic Subscription Privilege.

The Subscription Rights will expire at 5:00 P.M., New York City time, on January 25, 2010, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”). All exercises of the Subscription Rights are irrevocable. Holders of the Subscription Rights should read the Prospectus carefully before deciding whether to exercise their Subscription Rights.

The Subscription Rights are evidenced by the accompanying non-transferable subscription rights certificate (the “Subscription Rights Certificate”) registered in your name(s) or in the name(s) of your nominee(s) and, if not exercised, will cease to have any value as of the Expiration Date.

We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

Enclosed are copies of the following documents for you to use:

1. The Prospectus;

2. The Instructions for Use of Flagstar Bancorp, Inc. Subscription Rights Certificates;

3. The Notice of Guaranteed Delivery;

4. A form letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or in the name of your nominee;

5. The Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Subscription Rights; and

6. The Nominee Holder Certification Form.

Your prompt action is requested. To exercise Subscription Rights, properly completed and executed Subscription Rights Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to the Expiration Date, including final clearance of any checks, unless the guaranteed delivery procedures described in the Prospectus are followed in lieu of delivery of a Subscription Rights Certificate prior to the Expiration Date.

If you hold Subscription Rights for the account of more than one client, you may aggregate your exercise of Subscription Rights for all your clients, provided that you identify the number of Subscription Rights you are exercising for each client. If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Subscription Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Additional copies of the enclosed materials may be obtained by contacting Registrar and Transfer Company, the Subscription Agent, at 800-368-5948. Any questions or requests for assistance concerning the Subscription Rights should be directed to the Subscription Agent.

Sincerely,

By

Joseph P. Campanelli
Chief Executive Officer and Chairman of the Board

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FLAGSTAR BANCORP, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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